Exhibit 10.1

FIFTH ADDENDUM TO LICENSE AGREEMENT

This fifth addendum (“Fifth Addendum”) is entered into this 30th day of September, 2010 by and between Thomson Reuters (Markets) LLC (as successor to Reuters America LLC) (hereinafter “Reuters”) and GreenHaven Commodity Services, LLC (as assigned from GreenHaven, LLC) (“GCS”). This Fifth Addendum is entered into to modify the License Agreement between Reuters and GCS dated July 19th, 2006, with addendum dated October 11, 2006 (“First Addendum”), addendum dated September 18, 2007 (“Second Addendum”), addendum dated July 7, 2008 (“Third Addendum”) and addendum dated September 30, 2010 (“Fourth Addendum”) (collectively the “Agreement”).

1.	For each month starting with October, 2010 and continuing until the end of the exclusive period, GCS shall pay a fee equal to 0.100% (10 basis points) per annum US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) for assets which are $325,000,000 US Dollars or less. For those assets in excess of $325,000,000 US Dollars, the fee shall be 0.080% (8 basis points). These payments are over and above the non-exclusive fees due under the Agreement. Any payments already made shall be non-refundable and any payments which are past due shall be paid immediately. In the event GCS is late in making any payments, all exclusivity under this license arrangement shall immediately lapse.

2.	The exclusivity period specified in Section 1 of the First Addendum shall be extended from October 1, 2010 to October 1, 2011, subject to Reuters right to terminate the exclusivity at any time in the event of the following:

a. The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $150mm on January 31, 2011,

3.	Except as expressly modified by this Fifth Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Fifth Addendum, the terms of this Addendum shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Thomson Reuters (Markets) LLC		GreenHaven Commodity Services, LLC

By:	/s/ Gregg Weinberger	By:	/s/ Ashmead Pringle

Name:	Gregg Weinberger	Name:	Ashmead Pringle

Title:	Director	Title:	President

Date:	October 14, 2010	Date:	October 14, 2010

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